SCHEDULE A

to

Transfer Agency and Service Agreement, dated as of June 2, 2010

FUND LIST

Dated: December 19, 2025

Global Equity Portfolio

International Equity Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Frontier Emerging Markets Portfolio

International Developed Markets Equity Portfolio

HARDING, LOEVNER FUNDS, INC.	THE NORTHERN TRUST COMPANY

By: /s/ Ryan Bowles	By: /s/ Kelly Reed-Clare
Name: Ryan Bowles	Name: Kelly Reed-Clare
Title: President	Title: Vice President

NTAC:3NS-20